Exhibit 99.1

InnerWorkings Announces Second Quarter 2008 Results

Company generates record revenue and cash flow from operations;

updates 2008 outlook

Chicago, IL, August 11, 2008 – InnerWorkings, Inc. (NASDAQ: INWK), a leading global provider of managed print and promotional solutions to corporate clients, today reported results for the three months ended June 30, 2008.

Quarterly Highlights:

•	Revenue grew 57 percent compared with the second quarter of 2007 to $105.3 million.

•	Net income increased 60 percent to $6.1 million, up from $3.8 million in the second quarter of 2007.

•	Quarter-over-quarter enterprise revenue increased 58.6 percent to $68.1 million.

•	Nine new enterprise clients were added during the quarter.

•	The Company increased its sales force through the addition of 25 new account executives during the quarter, increasing the total to 253 as of June 30, 2008.

•	Diluted earnings per share were $0.12, up from $0.08 in the second quarter of 2007.

Revenue for the Company’s second quarter was $105.3 million, an increase of 57 percent compared to revenue of $67.3 million in the second quarter of 2007. Operating income was $5.1 million versus $5.6 million during the same quarter of 2007.

For the three months ended June 30, 2008, net income was $6.1 million, an increase of 60 percent from $3.8 million during the second quarter of 2007. For the quarter, diluted earnings per share were $0.12.

“We are particularly pleased with the momentum we are gaining with our enterprise solution as demonstrated by the quarter’s nine new enterprise client wins,” stated Eric D. Belcher, President and Chief Operating Officer of InnerWorkings. “In addition, our recent acquisition of etrinsic provides our first entrée into Europe and effectively supports our goal of providing exceptional service to our rapidly expanding roster of multinational customers. Sustained execution of our growth strategy has positioned InnerWorkings to deliver on our stated goal of becoming a global multi-billion dollar business.”

InnerWorkings Announces Second Quarter 2008 Results

Additional second quarter 2008 financial and operational highlights include the following:

•	Cash flow generated from operations was a record $9.3 million, a four-fold increase over the first quarter of 2008.

•	For the second quarter of 2008, 65 percent of the Company’s revenue was generated from sales to enterprise clients, with the remaining 35 percent derived from transactional clients.

•

On May 7, 2008, the Company sold 500,000 common shares of Echo Global Logistics, Inc. for $5 million in cash. This represents a significant gain as InnerWorkings’ total investment in Echo was $125,000 in February 2005. The Company retains 1.5 million common shares of Echo.

•	As of June 30, 2008, the Company had a cash and marketable securities balance of $34.5 million.

•

The Company authorized a share repurchase program to buy back up to $50 million of its outstanding shares through December 31, 2009. Since the inception of the program, the Company has purchased approximately 581,000 shares of its common stock for $7.5 million at an average price of $12.95 per share.

“Given the significant size of our market opportunity and the stage of our development, we will continue to invest in the necessary people, processes and technology to support our growth initiatives,” stated Joe Busky, Chief Financial Officer of InnerWorkings.

“We will continue to deploy capital with the goal of enhancing shareholder value,” said Steven E. Zuccarini, Chief Executive Officer of InnerWorkings. “We have ample liquidity to repurchase additional shares of our common stock and further invest in strategic acquisitions. The buyback program reflects our strong confidence in the Company’s near- and long-term prospects.”

Outlook

The Company is reaffirming 2008 revenue guidance of $450 million to $490 million. Annual earnings per share guidance is now projected to range between $0.50 and $0.54, with an anticipated $0.03 to $0.05 of earnings per share contributed from an additional sale of InnerWorkings’ stock in Echo Global Logistics conducted throughout the remainder of the year. Operating earnings per share results are estimated to range from $0.25 to $0.28 for the remainder of the year, which reflect the Company’s investments in infrastructure necessary to support the rapid revenue growth InnerWorkings continues to experience.

“We remain committed to funding the investments necessary to construct a platform for growth capable of yielding sustainable, long-term success,” said Zuccarini. “The client relationships we have developed are growing in strength and depth, which further reinforces our belief that the investment decisions we are implementing today will pay large dividends in the future.”

InnerWorkings Announces Second Quarter 2008 Results

Conference Call

A conference call will be broadcast live on Monday, August 11, 2008, at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Steven E. Zuccarini, Chief Executive Officer; Joseph M. Busky, Chief Financial Officer; and Eric D. Belcher, President and Chief Operating Officer. Interested parties are invited to listen to the live webcast by visiting the Investor “Events & Presentations” section of InnerWorkings’ website at www.inwk.com. A replay of the webcast will be available later that day in the same section of the website.

About InnerWorkings, Inc.

InnerWorkings, Inc. (NASDAQ: INWK) is a leading global provider of managed print and promotional solutions to corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. The Company is based in Chicago with other offices in the United States and in the United Kingdom. For more information on InnerWorkings, visit: www.inwk.com.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our Form 10-K for our most recently completed fiscal year.

(inwk-e)

FOR FURTHER INFORMATION:

InnerWorkings, Inc.

Mark Desky, 312-604-5470

mdesky@inwk.com

InnerWorkings Announces Second Quarter 2008 Results

Condensed Consolidated Statements of Income

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2008	2007	2008
Revenue	$67,306,816	$105,346,429	$126,242,975	$192,538,015
Cost of goods sold	50,081,240	79,568,042	94,611,342	145,191,402

Gross profit	17,225,576	25,778,387	31,631,633	47,346,613
Operating expenses:
Selling, general, and administrative expenses	11,145,864	19,499,236	21,324,195	34,549,791
Depreciation and amortization	495,289	1,147,080	939,118	1,870,003

Income from operations	5,584,423	5,132,071	9,368,320	10,926,819
Total other income	690,166	4,917,062	1,242,856	5,491,975

Income before taxes	6,274,589	10,049,133	10,611,176	16,418,794
Income tax expense	2,453,297	3,943,838	4,128,153	6,455,483

Net income	$3,821,292	$6,105,295	$6,483,023	$9,963,311

Basic earnings per share	$0.08	$0.13	$0.14	$0.21
Diluted earnings per share	$0.08	$0.12	$0.13	$0.20

Consolidated Balance Sheets

	December 31, 2007	June 30, 2008
		(unaudited)
Balance Sheet Data
Cash and cash equivalents	$26,716,239	$19,617,235
Marketable securities	17,975,000	14,893,230
Accounts receivable, net of allowance for doubtful accounts	77,280,954	79,424,592
Unbilled revenue	12,432,916	16,585,740
Inventories	5,455,083	5,889,908
Prepaid expenses	6,653,493	9,192,543
Other current assets	2,900,546	10,672,358
Total long-term assets	57,418,999	67,852,440

Total assets	$206,833,230	$224,128,046

Accounts payable-trade	$46,017,853	$58,317,314
Other current liabilities	13,222,817	13,779,986
Total long-term liabilities	147,481	325,920
Total stockholders’ equity	147,445,079	151,704,826

Total liabilities and stockholders’ equity	$206,833,230	$224,128,046

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2007	2008
Cash flow Data
Net cash provided by operating activities	4,335,160	11,094,355
Net cash used in investing activities	(10,945,764)	(13,850,984)
Net cash provided by (used in) financing activities	40,829,168	(4,371,098)

Effect of exchange rate changes on cash and cash equivalents	—	28,723

Increase (decrease) in cash and cash equivalents	34,218,564	(7,099,004)
Cash and cash equivalents, beginning of period	20,612,944	26,716,239

Cash and cash equivalents, end of period	$54,831,508	$19,617,235